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Pepco Energy Services, Inc. Balance Sheet (Dollars in Millions) (Unaudited)
ASSETS	As of September 30, 2004

Current Assets
Cash and cash equivalents	*
Inventories	*
Prepayments	*
Taxes receivable	*
Accounts receivable	*
Accounts receivable from associated companies	*
*
Investments and Other Assets
Goodwill	*
Other investments	*
*

Property, Plant, and Equipment
Property, plant, and equipment	*
Accumulated depreciation	*
*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Short term debt	*
Accounts payable	*
Interest accrued	*
Other	*
*

Deferred Credits
Deferred income taxes	*
Long-term capital lease obligations	*
Other	*
*
Other	*
*
Long Term Debt
*
Capitalization
Additional paid-in capital	*
Other comprehensive income	*
Retained deficit	*
Total capitalization	*

Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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Pepco Energy Services, Inc. Consolidated Statements of Income Dollars in Millions (Unaudited)
Nine Months Ended September 30, 2004

OPERATING REVENUES	*

OPERATING EXPENSES
Electric fuel and purchased energy and capacity	*
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.